SECOND AMENDMENT AGREEMENT
This SECOND AMENDMENT AGREEMENT (this “Amendment”) is made as of the 26th day of December, 2012 among:
(a)    SHILOH INDUSTRIES, INC., a Delaware corporation (“Borrower”);

(b)    the Lenders, as defined in the Credit Agreement, as hereinafter defined;

(c)    THE PRIVATEBANK AND TRUST COMPANY, as the co-lead arranger, sole book runner and administrative agent for the Lenders under the Credit Agreement (“Agent”);

(d)    PNC CAPITAL MARKETS, LLC, as co-lead arranger;

(e)    PNC BANK, NATIONAL ASSOCIATION, as syndication agent; and

(f)    THE HUNTINGTON NATIONAL BANK and RBS CITIZENS, NATIONAL ASSOCIATION, as co-documentation agents.

WHEREAS, Borrower, Agent and the Lenders are parties to that certain Credit and Security Agreement, dated as of April 19, 2011, that provides, among other things, for loans and letters of credit aggregating Eighty Million Dollars ($80,000,000), all upon certain terms and conditions (as amended and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”);

WHEREAS, Borrower, Agent and the Lenders desire to amend the Credit Agreement to modify certain provisions thereof and add certain provisions thereto;

WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement; and

WHEREAS, unless otherwise specifically provided herein, the provisions of the Credit Agreement revised herein are amended effective as of the date of this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Agent and the Lenders agree as follows:

1.    Amendment to Introduction. The introductory paragraph to the Credit Agreement is hereby amended to add the following new subpart (f) at the end thereof:

(f)    THE HUNTINGTON NATIONAL BANK and RBS CITIZENS, NATIONAL ASSOCIATION, as co-documentation agents under this Agreement (each a “Co-Documentation Agent”).

2.    Amendment to Definitions in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended to delete the definitions of “Applicable Margin”, “Commitment Period”, “Fixed Charge Coverage Ratio”, “Maximum Revolving Amount” and “Revolving Amount” therefrom and to insert in place thereof, respectively, the following:

“Applicable Margin” means:

(a)    for any date prior to the Second Amendment Effective Date, the Applicable Margin in effect prior to the Second Amendment Effective Date;

(b)    for the period from the Second Amendment Effective Date through March 31, 2013, one hundred fifty (150.00) basis points for Eurodollar Loans and zero (0.00) basis points for Base Rate Loans; and

(c)    commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending January 31, 2013, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, shall be used to establish the number of basis points that will go into effect on April 1, 2013 and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.25 to 1.00	250.00	100.00
Greater than or equal to 1.25 to 1.00 but less than 2.25 to 1.00	200.00	50.00
Less than 1.25 to 1.00	150.00	—

After April 1, 2013, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) Borrower shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) Borrower shall immediately pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period, and (iii) after the occurrence and during the continuation of an Event of Default, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type regardless of the Leverage Ratio at such time.

“Commitment Period” means the period from the Closing Date to December 25, 2017, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Borrower, on a Consolidated basis, the ratio of (a) (i) Consolidated EBITDA, minus (ii) the sum of (A) Consolidated Unfunded Capital Expenditures, and (B) Capital Distributions (other than the 2012 Special Dividend and the Second Special Dividend); to (b) Consolidated Fixed Charges.

“Maximum Revolving Amount” means Two Hundred Million Dollars ($200,000,000), as such amount may be reduced pursuant to Section 2.9(a) hereof.

“Revolving Amount” means One Hundred Twenty Million Dollars ($120,000,000), as such amount may be increased up to the Maximum Revolving Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

3.    Additions to Definitions in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended to add the following new definitions thereto:

“Second Amendment Effective Date” means December 26, 2012.

“Second Special Dividend” means a one-time cash Capital Distribution made by Borrower, in accordance with Section 5.15 hereof, in an aggregate amount not to exceed fifty cents ($0.50) per share. In order to designate a specific Capital Distribution as the “Second Special Dividend”, Borrower shall provide Agent with written notice thereof ten days prior to the making of such Capital Distribution.

4.    Amendment to Increase in Commitment Provisions. Section 2.9(b) of the Credit Agreement is hereby amended to delete subsections (i) and (ii) therefrom and to insert in place thereof, respectively, the following:

(i)    At any time during the Commitment Increase Period, Borrower may request that Agent increase the Revolving Amount up to an amount that shall not exceed the Maximum Revolving Amount. Each such request for an increase shall be in an amount of at least Twenty Million Dollars ($20,000,000), and may be made by either (A) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (B) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”); or, with an amendment satisfactory to Borrower, Agent and the Required Lenders, adding an additional facility (which is also referred to in this Agreement as, and included in the definition of, Additional Commitment) to this Agreement with existing (with their prior written consent) or additional Lenders (each of which is also referred to in this Agreement as, and included in the definition of, Additional Lender).

(ii)    During the Commitment Increase Period, all of the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (C) Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent (and requested by the Lenders), (D) with respect to the Real Property, Borrower shall (unless waived by Agent and the Required Lenders) deliver to Agent and the Lenders an amendment to the Mortgages relating to the Real Property, increasing the maximum principal amount of indebtedness secured thereby to an amount equal to the Revolving Amount (as increased pursuant to this Section 2.9(b)), (E) if an additional facility is being added as aforesaid, then Borrower, Agent and the Required Lenders shall execute an appropriate amendment to this Agreement. The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

5.    Amendment to Financial Covenants. Section 5.7 of the Credit Agreement is hereby amended to delete subsections (a) and (b) therefrom and to insert in place thereof, respectively, the following:

(a)    Leverage Ratio. Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.85 to 1.00.

(b)    Fixed Charge Coverage Ratio. Borrower shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 2.00 to 1.00.

6.    Addition to Merger and Sale of Assets Covenant Provisions. Section 5.12 of the Credit Agreement is hereby amended to add the following new subsection (i) at the end thereof:

(i)    the Companies may sell, lease, transfer or otherwise dispose of the Real Property located at 1861 Electronics Drive, Anniston, Alabama; provided that, if such sale or disposition does not occur prior to December 25, 2013, Agent may, in its reasonable discretion, require that Borrower deliver a title insurance policy and other real estate documentation related to such Real Property, in each case in form and substance satisfactory to Agent, in its reasonable discretion.

7.    Amendment to Schedule 1. The Credit Agreement is hereby amended to delete Schedule 1 (Commitments of Lenders) therefrom and to insert in place thereof a new Schedule 1 in the form of Schedule 1 hereto.

8.    Reallocation of Outstanding Amounts. On the Second Amendment Effective Date, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitments as set forth in the revised Schedule 1 hereto.

9.    Retroactive Consent to Acquisition of Certain Assets. Borrower has notified Agent and the Lenders that, on or about December 14, 2012, Borrower acquired certain assets from Atlantic Tool & Die - Alabama, Inc., including Real Property located in Anniston, Alabama (the “Alabama Asset Acquisition”). In connection with the Alabama Asset Acquisition, pursuant to Section 5.13(f) of the Credit Agreement, Borrower was required to deliver historical financial statements of the target entity and a pro forma financial statement of the Companies at least twenty (20) days prior to the Alabama Asset Acquisition. Borrower has requested that Agent and the Lenders consent to the delivery of such financial statements concurrently with the Alabama Asset Acquisition. Agent and the Lenders hereby retroactively consent, effective as of November 24, 2012, to the delivery of such financial statements concurrently with the Alabama Asset Acquisition on the condition that, after giving effect to this Amendment, no Default or Event of Default shall exist. This Amendment shall serve as evidence of such consent. The consent contained in this Amendment shall not be deemed to waive or amend any other provision of the Credit Agreement or the Loan Documents and shall not serve as consent to, or amendment of, any other matter inconsistent with the terms and conditions of the Credit Agreement or other Loan Documents. All of the terms of the Credit Agreement and the other Loan Documents remain in full force and effect, and constitute the legal, valid, binding and enforceable obligations of Borrower to Agent and the Lenders.

10.    Closing Deliveries. Concurrently with the execution of this Amendment, Borrower shall:

(a)    execute and deliver to Agent, for delivery to each Lender, a new Revolving Credit Note in the amount specified in Schedule 1 to the Credit Agreement (after giving effect to this Amendment);

(b)    deliver to Agent certified copies of the resolutions of the board of directors of Borrower evidencing approval of the execution and delivery of this Amendment and the execution of any other Loan Documents and Related Writings required in connection therewith;

(c)    execute and deliver to Agent, for its sole benefit, the Second Amendment Agent Fee Letter, and pay to Agent the fees stated therein;

(d)    pay an amendment fee to Agent, for the pro-rata benefit of the Lenders, in an amount equal to twenty (20.00) basis points multiplied by the Revolving Amount (after giving effect to this Amendment);

(e)    cause each Guarantor of Payment to execute the attached Guarantor Acknowledgment and Agreement; and

(f)    pay all legal fees and expenses of Agent in connection with this Amendment and any other Loan Documents.

11.    Post-Closing Deliveries. Within thirty (30) days after the Second Amendment Effective Date, unless otherwise agreed to by Agent in writing, with respect to the Real Property owned by Borrower located at 1861 Electronics Drive, Anniston, Alabama, Borrower shall deliver to Agent (i) an executed original of a Mortgage, (ii) a flood hazard certificate, and (iii) an opinion of counsel, each to be in form and substance satisfactory to Agent.

12.    Representations and Warranties. Borrower hereby represents and warrants to Agent and the Lenders that (a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the Organizational Documents of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) no Default or Event of Default exists, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) each of the representations and warranties contained in the Loan Documents is true and correct in all material respects as of the Second Amendment Effective Date as if made on the Second Amendment Effective Date, except to the extent that any such representation or warranty expressly states that it relates to an earlier date (in which case such representation or warranty is true and correct in all material respects as of such earlier date); (f) Borrower is not aware of any claim or offset against, or defense or counterclaim to, Borrower's obligations or liabilities under the Credit Agreement or any other Related Writing; and (g) this Amendment constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

13.    No Course of Dealing. Borrower acknowledges and agrees that this Amendment is not intended, nor shall it, establish any course of dealing with respect to the various provisions amended herein,

or otherwise, among Borrower, Agent and the Lenders that is inconsistent with the express terms of the Loan Documents.

14.    Waiver and Release. Borrower, by signing below, hereby waives and releases Agent, and each of the Lenders, and their respective directors, officers, employees, attorneys, affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims of which Borrower is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

15.     References to Credit Agreement and Ratification. Each reference to the Credit Agreement that is made in the Credit Agreement or any other Related Writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as otherwise specifically provided herein, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document.

16.    Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile or other electronic signature, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

17.    Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

18.    Severability. Any provision of this Amendment that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

19.    Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

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Signature Page 5 of 5 to
Second Amendment Agreement
JURY TRIAL WAIVER. BORROWER, AGENT AND THE LENDERS, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE ABILITY OF AGENT OR THE LENDERS TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWER, AGENT AND THE LENDERS.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

SHILOH INDUSTRIES, INC. By: Thomas M. Dugan Vice President of Finance and Treasurer
THE PRIVATEBANK AND TRUST COMPANY as Agent and as a Lender By: Robert M. Walker Managing Director

PNC BANK, NATIONAL ASSOCIATION as Syndication Agent and as a Lender By: Name: Title:

THE HUNTINGTON NATIONAL BANK as Co-Documentation Agent and as a Lender By: Name: Title:

RBS CITIZENS, NATIONAL ASSOCIATION as Co-Documentation Agent and as a Lender By: Name: Title:

FIRSTMERIT BANK, N.A. By: Name: Title:

Signature Page to
Guarantor Acknowledgment and Agreement

GUARANTOR ACKNOWLEDGMENT AND AGREEMENT

The undersigned consent and agree to and acknowledge the terms of the foregoing Second Amendment Agreement dated as of December 26, 2012. The undersigned further agree that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned are hereby ratified and shall remain in full force and effect and be unaffected hereby.

The undersigned hereby waive and release Agent and the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of any kind or nature, absolute and contingent, of which the undersigned are aware or should be aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

JURY TRIAL WAIVER. THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT, THE LENDERS AND THE UNDERSIGNED, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE ABILITY OF AGENT AND LENDERS TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWER, AGENT, LENDERS AND THE UNDERSIGNED.

SHILOH CORPORATION
GREENFIELD DIE & MANUFACTURING
   CORP.
SHILOH AUTOMOTIVE, INC.
SHILOH INDUSTRIES, INC. DICKSON
   MANUFACTURING DIVISION
LIVERPOOL COIL PROCESSING,
   INCORPORATED
MEDINA BLANKING, INC.
THE SECTIONAL DIE COMPANY
SECTIONAL STAMPING, INC.

By:
Thomas M. Dugan
Vice President of Finance
JEFFERSON BLANKING INC. By: Thomas M. Dugan Vice President of Finance By: Michael Randall Assistant Secretary

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
The PrivateBank and Trust Company	25.00%	$30,000,000	$30,000,000
PNC Bank, National Association	22.50%	$27,000,000	$27,000,000
The Huntington National Bank	22.50%	$27,000,000	$27,000,000
RBS Citizens, National Association	22.50%	$27,000,000	$27,000,000
FirstMerit Bank, N.A.	7.50%	$9,000,000	$9,000,000
Total Commitment Amount	100.00%	$120,000,000	$120,000,000